SECURITIES AND EXCHANGE COMMISSION


                          Washington, DC  20549


                               FORM 8-K


                            CURRENT REPORT

                  Pursuant to Section 13 or 15 (d) of the
                    Securities Exchange Act of 1934


      Date of Report (Date of earliest event reported):     December 31, 2002



                         APTA HOLDINGS, INC.
           (Exact name of registrant as specified in charter)



  Delaware                    0-26777               22-3662292
(State or other             (Commission           (IRS Employer
 jurisdiction               File Number)         Identification No.)
of incorporation)



815 Bombardier Street
Shediac, New Brunswick, Canada, E4P 1H9
(Address of principal executive offices)


Registrant's telephone number, including area code: (506) 532-8515 or 1-877-532-8515





ITEM 5.  OTHER EVENTS.
---------------------

Pursuant to a share exchange agreement entered into on November 22, 2002 Apta Holdings, Inc. acquired Convergix Inc., a Canadian corporation which provides a comprehensive software solution, custom programming, and hosting services to mid-sized airlines and aircraft fleet operators.

Apta acquired Convergix by issuing 25,083,333 shares of its common stock to the shareholders of Convergix in exchange for their Convergix shares.

The share exchange closed on December 31, 2002.

As a result of the share exchange, Apta now owns 100% of the voting Common
Stock of Convergix.   Convergix also has outstanding 117.7 Series I Preference
Shares. Apta is not acquiring the Series I Preference Shares. The Series One Preference Shares are convertible into common stock of Convergix; if converted, the holders of the Series I Preference Shares will own 10% of the Common Stock of Convergix, and Apta will own 90% of Convergix.

The acquisition was accomplished pursuant to a share exchange agreement dated November 22, 2002 between Apta; its wholly owned subsidiaries, Intelisys Acquisition Inc., Intelisys (Nova Scotia) Company, and Convergix Inc. For details of the transaction, shareholders should read the share exchange agreement filed with the SEC as an exhibit to Apta's Schedule 14C Information Statement filed by on December 3, 2002. Pursuant to the agreement, Apta issued 3,295,000 shares of Apta common stock plus 21,788,333 "exchangeable shares" in Intelisys Acquisition Inc., a subsidiary of Apta. The exchangeable shares have equal voting rights and equal economic value as common shares of Apta. These shares may be exchanged by the holder any time on a 1 for 1 basis for Apta common shares and if not exchanged prior to December 31, 2012, will be exchanged for Apta common shares on that date. Throughout this document, the exchangeable shares are treated as common stock equivalents and the purchase price of Convergix shall be deemed to be 25,083,333 shares of Apta common stock. All references to Apta common stock include the exchangeable shares unless otherwise noted.

Change of Management

Simultaneously with the closing of the transaction, all of the directors and officers of the Company resigned and the shareholders of Convergix designated Ralph Eisenschmid, Jock English and Malcolm Little as the new directors of the company. The new executive officers of the Company are: Ralph Eisenschmid, President and CEO; Jock English, V.P. Sales and Marketing; and Malcolm Little, Chief Technology Officer.

Name Change

After closing, the Company will change its name to "Intelisys Aviation Systems U.S.A. Inc." or another suitable name, to better reflect the new business.

Apta's Former Business

Apta, through its 80% owned subsidiary Beran Corp., originates, sells and services loans to businesses secured by real estate and other business assets ("Business Purpose Loans"), and consumer loans typically to credit impaired borrowers, including automobile loans secured by the title to the automobile and the unconditional guarantee of participating dealers or individual guarantors pre-approved by Beran. After closing the transaction, Apta will sell all of the assets that it owned prior to the closing.

Business of Convergix

Convergix is a provider of integrated software solutions for regional, mid-sized airlines and fleet operators. The principal software suite of Convergix is the Amelia software solution which consists of four fully integrated product-suites that address the operational needs of mid-size airline and fleet operations:

*	Flight Operations
*	Reservations and Scheduling
*	Human Resources
*	Maintenance

Amelia also assists airline operators in key areas such as record keeping, regulatory compliance, capacity planning and resource allocation while managing maintenance requirements to seamlessly optimize operations.

The Amelia solution can be rapidly activated with airline carriers going
online in a matter of days or weeks.   Amelia can be installed directly at
customer locations or hosted by Convergix via the Internet, using Convergix' computer system. This allows Amelia customers to avoid investment in expensive computer hardware and provides a revenue stream to Convergix.

Convergix currently provides services to 13 clients. Client contracts are generally for terms of thirty-six to sixty months with fixed and volume-based charge components.

Convergix is incorporated under the laws of the Province of New Brunswick, Canada. The address and telephone number of its main office is:

815 Bombardier Street
Shediac, New Brunswick
Canada, E4P 1H9
(506) 532-8515 or 1-877-532-8515

Amendments to Charter

Pursuant to the terms of the share exchange agreement, Apta amended its certificate of incorporation to:
1.	increase its authorized share capital to 10,000,000 common shares,
$0.001 par value per share; and
2.	create a new class of 100 preference shares issuable in series,
$0.001 par value per share.

Change of Jurisdiction to Florida

After closing, Apta intends to reincorporate in the state of Florida, or such other state as the Board of Directors shall determine, with the following authorized capital:

50,000,000 common shares, $.001 par value
30,000,000 blank check preferred shares, issuable in series

Effect of the Share Exchange

As a result of the share exchange, Convergix has become the operating subsidiary of Apta (indirectly, held through Intelisys Acquisition Inc.). Apta will have no assets other than the shares of its direct and indirect subsidiaries. After the completion of the transaction, the issued and outstanding share capital of the Company will be as follows:
                           Number of Common Shares
                           or Other Shares
                           Bearing Voting Rights     Percentage of Voting
Rights
Current Shareholders of
the Company                   3,000,000                   10.7%

Shareholders of Convergix    25,083,333 (1)               89.3%
                             ----------                  -----
Total                        28,083,333                  100%

(1) Voting rights held under the terms of the Exchangeable Shares and the Voting and Exchange Agency Agreement.



ITEM 7.     FINANCIAL STATEMENTS AND EXHIBITS
---------------------------------------------

     (a)       Financial Statements of Businesses Acquired.

 	The financial statements required by this item 7(a), were filed on December 4, 2002, by amendment to the initial Form 8-K for this transaction.

     (b)       Pro Forma Financial Information

        Pro forma financial information was included in the Information Statement filed on December 3, 2002.

     (c)      Exhibits

None.

                               SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                          APTA HOLDINGS, INC.

                                          /s/ Ralph Eisenschmid
DATED: December 31, 2002
                                          By: Ralph Eisenschmid
                                              President